Exhibit 99.1

On November 16, 2004, Ronald S. Lauder ("RSL" or the "Reporting Person") sold 104,000 shares of Class A Common Stock in a number of transactions with an average sale price of $44.8918.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
25500		44.76
6300		44.77
4000		44.78
2000		44.79
7400		44.80
600		44.82
3700		44.83
500		44.84
300		44.91
900		44.92
2800		44.95
44500		45.00
100		45.01
1100		45.02
4300		45.03

On November 17, 2004, RSL sold 100,000 shares of
Class A Common Stock in a number of transactions with an average sale price of $44.9490.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
6500		44.81
1800		44.82
7100		44.83
34600		44.92
34400		45.00
500		45.01
10800		45.02
100		45.03
4200		45.05

After these sales, the amounts of Class A Common
Stock beneficially owned by
RSL includes:
(i) 203,553 shares of Class A Common Stock held directly,
(ii) 3,182 shares of Class A Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a trustee of
The 1995 Estee Lauder RSL Trust,
which is also a general
partner of Lauder & Sons L.P.).
RSL disclaims beneficial ownership of
the shares in clauses (ii) and (iii)
to the extent he does not have
a pecuniary interest in such
securities.